Exhibit 99.2

                                                                   [Exelon Logo]

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                           TXU Acquisition Highlights
Overview

o TXU and Exelon Generation have reached agreement whereby Exelon will acquire Mountain Creek and Handley Generation Stations.

o Closing is contingent on the necessary regulatory approvals and is anticipated in the First Quarter, 2002.

o The agreement also calls for a tolling agreement under which TXU will toll 100% of Mountain Creek's and Handley's capacity during the months of May through September 2002-2006 at a fixed capacity charge and reimbursement for variable costs of generation.

o Under the agreement, the TXU employees at these sites will become employees of Exelon Generation.

About The Plant:

o    Approximately 2,300 MW's
o Located within the transmission constrained Dallas/Fort Worth region of ERCOT
o    Gas fired steam turbine generation

Terms of the Sale:

o        Acquisition Price:
         -----------------
          *    $443 million
          * Acquisition costs includes all fuel and consumables inventory as well as all spare parts.

o        Target Closing Date:
         -------------------
          *    Target date: February/March 2002

Financial Benefits:

o Five year tolling agreement provides Exelon with revenue assurance. Commodity risk (gas and electricity) remains with TXU while Exelon assumes the operational risks of the units. The tolling agreement also keeps Exelon whole on a revenue basis for reductions in capacity at these stations to comply with changing environmental regulations.





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o    Based on Exelon due diligence, we believe there is an opportunity to replace some of the smaller and older units at Handley and Mountain Creek with more efficient combined cycle or peaking plants. While the ERCOT region is, in general, being oversupplied, the Dallas/Fort Worth metroplex is the largest importer of power in the U.S. Dallas/Fort Worth is growing at approximately 500 MW's per year. This is about the same amount of growth as all of PJM.

o Exelon anticipates that this transaction will increase annual EPS by about 10 cents per year based on a 100% cash funding assumption.



Contact:   Linda Byus, CFA
           312.394.7696


"This document contains certain forward-looking statements of Exelon Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see Exelon's filings with the Securities and Exchange Commission, particularly those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Outlook" in Exelon's 2000 Annual Report to Shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Exelon does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release."